Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

Kathleen Brown and Maura A. Markus

ST. LOUIS, April 19, 2016 – Stifel Financial Corp. (NYSE: SF) today announced that its board of directors has appointed two new members. Kathleen Brown and Maura A. Markus will join Stifel’s board effective as of the firm’s 2016 annual meeting.  The two new independent directors will replace current independent directors Charles A. Dill and Alton F. Irby III, who have chosen to retire effective as of the annual meeting in accordance with Stifel’s retirement age policies.

“A priority of ours has been to recruit exceptionally talented leaders to Stifel’s board to add to the leadership of our firm. We’ve found two outstanding candidates who possess a deep understanding of our industry and have each earned great success in their personal careers. We couldn’t be more pleased to welcome them to our board and for their future contribution,” said Ronald J. Kruszewski, Chairman and CEO of Stifel.  “I would also like to take this opportunity to thank both Charlie and Alton for their valuable contributions to Stifel.  Their extensive industry and corporate experience were instrumental in growth and performance of the company during their time on the board.”

Kathleen Brown is a Partner in the Government and Regulatory Affairs Group at Manatt, Phelps & Phillips, LLP. Ms. Brown’s practice focuses on business counseling, particularly as they relate to the healthcare, energy, infrastructure and financial services sectors. Ms. Brown brings to her practice a background that includes 18 years as a senior executive in the banking and financial services industry, including more than 12 years at Goldman Sachs, where she served as chairman of Midwest Investment Banking and, prior to that, as managing director and head of the firm’s Western Region Public-Sector and Infrastructure Group. Ms. Brown also held various senior positions with Bank of America, including president of the private bank.

Ms. Brown has 16 years of public-sector experience, including a term as California’s state treasurer, where she managed a $25 billion bond portfolio, oversaw a $32 billion cash management fund, and served as a trustee on the boards of CALPERS and CALSTRS, two of the largest pension funds in the nation.

Ms. Brown earned a BA in History from Stanford University and a JD from Fordham University School of Law. She currently serves on the board of Sempra Energy and is a member of the Council of Foreign Relations and the Pacific Council on International Policy.  Ms. Brown also serves on the Board of the National Park Foundation.

Maura Markus has more than 25 years of experience leading operations, sales, and marketing initiatives in the U.S. and Europe, helping build both Bank of the West and Citibank in senior executive and board roles. From 2010 to 2014, Ms. Markus served as President, Chief Operating Officer, and as a board Director at Bank of the West. Prior to joining Bank of the West, Ms. Markus was a 22-year veteran of Citigroup, where she served as Executive Vice President, Head of International Retail Banking in Citi’s Global Consumer Group from 2007 to 2009. She held a number of additional domestic and international management positions including President, Citibank North America, from 2000 - 2007, as well as Citi's European Sales and Marketing Director based in Brussels, Belgium, and as President of Citi's consumer business in Athens, Greece. She has been named multiple times as one of American Banker’s Most Powerful Women in Banking

Ms. Markus graduated summa cum laude from Boston College with a Bachelor of Arts in Sociology and holds a Master of Business Administration from Harvard Business School. She is a current member of Women Corporate Directors San Francisco and International Women’s Forum Northern California and a former member of the Financial Services Roundtable. Among her numerous community interests, she is a trustee of College of Mount St. Vincent in

Exhibit 99.1

New York, board member of Catholic Charities San Francisco, and a member of Year Up San Francisco Bay Area Talent and Opportunity Board. She currently serves on the board of Broadridge Financial Solutions, Inc.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Century Securities Associates, Inc., and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

Stifel Investor Relations Contact

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com